Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
InPoint Commercial Real Estate Income, Inc.:

We consent to the incorporation by reference in the registration statement (No. 333-230465) on Form S-11 of InPoint Commercial Real Estate Income, Inc. of our report dated March 19, 2021, with respect to the consolidated balance sheets of InPoint Commercial Real Estate Income, Inc. as of December 31, 2020 and 2019, the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2020, and the related notes and financial statement schedule IV, which report appears in the December 31, 2020 annual report on Form 10-K of InPoint Commercial Real Estate Income, Inc. and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

Chicago, Illinois

March 19, 2021